UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 17, 2010

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS		75240
(Address of Principal Executive Offices)		(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Atmos Energy Corporation and two subsidiaries, Atmos Energy Marketing, LLC and Atmos Gathering Company, LLC, have been involved in a lawsuit filed April 13, 2009 in the Circuit Court of Edmonson County, Kentucky related to our Park City Gathering Project. The dispute which gave rise to the litigation involves the amount of royalties due from a third party producer to landowners (who own the mineral rights) for natural gas produced from the landowners’ properties. The third party producer was operating pursuant to leases between the landowners and certain investors/working interest owners. The third party producer filed a petition in bankruptcy, which was subsequently dismissed due to the lack of meaningful assets to reorganize or liquidate.

Although certain Atmos Energy companies entered into contracts with the third party producer to gather, treat and ultimately sell natural gas produced from the landowners properties, no Atmos Energy company had a contractual relationship with the landowners or the investors/working interest owners. After the lawsuit was filed, the landowners were successful in terminating for non-payment of royalties the leases related to the production of natural gas from their properties. Subsequent to such termination, the investors/working interest owners under such leases filed additional claims against us for the termination of the leases.

During the trial, the landowners and the investors/working interest owners requested an award of compensatory damages plus punitive damages against us.

On December 17, 2010, the jury returned a verdict in favor of the landowners for $492,509 in compensatory damages plus $7,237,635 in punitive damages and the investors/working interest owners for $3,374,160 in compensatory damages plus $20,244,960 in punitive damages.

We believe the trial court erred in not granting our motion to dismiss the lawsuit prior to trial. We also believe that the verdict is unsupported by the evidence and contrary to the law. We intend to exercise our right to appeal the verdict. While the results of this litigation and appeal cannot be predicted with certainty, we believe the final outcome of such litigation and appeal will not have a material adverse effect on our financial condition, results of operations or net cash flows.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

Date: December 21, 2010	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President and General Counsel